SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 17, 2006
PACIFIC ETHANOL, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21467 (Commission File Number)	41-2170618 (IRS Employer Identification No.)

5711 N. West Avenue, Fresno, California (Address of principal executive offices)	93711 (Zip Code)

Registrant’s telephone number, including area code:	(559) 435-1771

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

(1) Acquisition of Membership Units of Front Range Energy, LLC

Membership Interest Purchase Agreement dated as of October 17, 2006 by and among Eagle Energy, LLC, Pacific Ethanol California, Inc. and Pacific Ethanol, Inc.

On October 17, 2006, Pacific Ethanol California, Inc. (“PE California”), a wholly-owned subsidiary of Pacific Ethanol, Inc.(the “Company”), and the Company, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of October 17, 2006 with Eagle Energy, LLC (“Eagle Energy”). Under the Purchase Agreement, PE California purchased from Eagle Energy 10,095 Class B Voting Units of Front Range Energy, LLC (“Front Range”) and thereby acquired approximately 42% of the outstanding membership interests of Front Range. PE California paid to Eagle Energy $30 million in cash and the Company issued to Eagle Energy 2,081,888 shares of the Company’s common stock and a warrant to purchase up to 693,963 shares of the Company’s common stock at an exercise price of $14.41 per share. The Purchase Agreement contains customary representations, warranties and covenants by the parties and other customary obligations, including those relating to indemnification and confidentiality.

Warrant to Purchase Common Stock dated October 17, 2006 issued to Eagle Energy, LLC by Pacific Ethanol, Inc.

On October 17, 2006, the Company issued a Warrant to Purchase Common Stock dated October 17, 2006 to Eagle Energy (the “Warrant”). Under the Warrant, Eagle Energy has the right to purchase up to 693,963 share of the Company’s common stock at an exercise price of $14.41 per share. The Warrant is exercisable immediately through and including October 17, 2007. The Warrant includes both cash and cashless exercise provisions.

Registration Rights Agreement dated as of October 17, 2006 by and between Pacific Ethanol, Inc. and Eagle Energy, LLC

On October 17, 2006, the Company entered into a Registration Rights Agreement dated as of October 17, 2006 with Eagle Energy (the “Registration Rights Agreement”). The Registration Rights Agreement provides that the Company must register for resale by Eagle Energy the 2,081,888 shares of common stock issued to Eagle Energy and the 693,963 shares of common stock underlying the Warrant.

The registration obligations require, among other things, that the Company file an initial registration statement with the Securities and Exchange Commission (“SEC”) no later than October 31, 2006 and cause the registration statement to be declared effective within 120 days of October 17, 2006, or earlier if the registration statement is not reviewed or is no longer subject to review by the SEC. If the Company is unable to meet these obligations, is unable to maintain the effectiveness of the registration in accordance with the requirements of the Registration Rights Agreement or is unable to satisfy certain other obligations under the Registration Rights Agreement, then an event of default will have occurred, and the upon the occurrence of such event and upon every monthly anniversary thereafter until such event is cured, the Company will be required to pay to Eagle Energy, as liquidated damages and not as a penalty, an amount equal to 1% of (i) the sum of the number of shares of common stock held by Eagle Energy and the shares of common stock issuable upon exercise of the Warrant as of the date of default, multiplied by (ii) the closing market price of the Company’s common stock on such date; provided, that the maximum aggregate amount of such damages is not to exceed $3 million.

The Registration Rights Agreement contains customary covenants and obligations on the part of the Company and Eagle Energy, including various indemnification provisions in connection with the offering and registration of the shares of common stock issued to Eagle Energy and shares of common stock underlying the Warrant.

Second Amended and Restated Operating Agreement of Front Range Energy, LLC among the members identified therein (as amended by Amendment No. 1 described below)

On October 17, 2006, the Company became a party to a Second Amended and Restated Operating Agreement of Front Range Energy, LLC among the members identified therein (as amended by Amendment No. 1 described below) (the “Operating Agreement”). The Operating Agreement governs the rights and obligations of the members (“Members”) of Front Range. The Operating Agreement contains numerous customary provisions relating to rights and obligations of the Members, the authority of the manager (the “Manager”) and the manner in which Front Range is to be operated.

The Operating Agreement provides that Members may be subject to additional capital calls upon the approval of 2/3 of the Members requiring them to make additional cash contributions to Front Range. In the event that a Member fails to fulfill its capital call obligations, other Members may contribute pro rata and thereby obtain additional membership units. In the event that other Members do not contribute the entire amount of the capital call, the unpaid amount will constitute an ongoing obligation of the Member that failed to initially contribute. The Operating Agreement provides that each Member, by execution of the Operating Agreement, is deemed to have granted the Company a first and prior lien and security interest in such Member’s units as security for the payment of all required contributions by such Member.

Cash distributions by Front Range are to be distributed first to all Members in an amount equal to the estimated federal and state income tax liability attributable to such Member’s proportionate share of the net taxable income of Front Range. The Manager’s determination of the amount of the minimum mandatory distribution is binding and conclusive on all Members. Cash distributions by Front Range, are to be distributed second to all Members in proportion to the percentage of outstanding units held by each Member but reduced by any amount distributed to that Member to cover its tax liability, as described above. All cash distributions are subject to the determination by the Manager that available cash exists in order to make such distributions after taking into account working capital needs, future expenditures and agreements to which Front Range is a party.

There is to be one Manager of Front Range. Initially, the Manager is Daniel A. Sanders. The Manager is to be appointed by the holders of Class A Units of Front Range. Mr. Sanders holds 100% of all Class A Units and therefore controls who will act as Manager of Front Range. The Manager’s compensation for services to Front Range is to be determined by the Members. Mr. Sanders holds a majority of the outstanding membership units and therefore controls the compensation payable to the Manager. The Manager will not be liable to Front Range or any Member for any loss, damage, liability or expense suffered except in the case of fraud, gross negligence or willful or wanton misconduct. No Member is liable for any debt, obligation or liability of Front Range, except as provided in the Operating Agreement. The Operating Agreement provides customary indemnification provisions for the benefit of the Manager and the Members and their affiliates and representatives and agents.

The Manager has broad discretion to operate Front Range and to execute agreements on its behalf. Certain matters require approval from at least 2/3 of the Members, including the sale or disposition of all or substantially all assets or any property other than in the ordinary course of business, the acquisition of property in any fiscal year having a value in excess of $300,000, the entering into a joint venture or partnership agreement, the entering into a merger or other reorganization, the borrowing of funds in any fiscal year in excess of $300,000, the lending of funds in any fiscal year in excess of $300,000 and the commencement of a voluntary case in bankruptcy.

Each Member is entitled to appoint a representative to act as a board member and who is to vote such Member’s membership units on matters requiring consent of the Members. The Manager is required to prepare an annual operating plan for the approval of the board members. The board members are entitled to review and comment on the proposed annual operating plan and following the plan’s approval by at least 2/3 of the board members, the Manager is to implement the plan and is authorized only to make expenditures and incur only the obligations provided therein.

The Operating Agreement expressly provides that the Manager and Members may engage in other business activities, including those in competition with the business of Front Range. The Operating Agreement includes confidentiality obligations on the part of the Manager and Members. The Operating Agreement also provides that the Manager has no fiduciary duty to Front Range or to any Member, except to act in good faith, a general obligation of fair dealing with respect to property of Front Range and any duty expressly set forth in the Operating Agreement or any other written agreement.

The Operating Agreement provides for restrictions on the Members’ transfer of their membership units, with certain customary exceptions, unless approved by at least a majority of the Members. Upon a proposed transfer of membership units by a Member, each other Member and Front Range have options to purchase those units on the same terms as the bona fide offer received by the proposed transferor. The Operating Agreement contains customary procedures for the Members and Front Range to exercise this option. The Operating Agreement also provides for the right of the Members and Front Range to purchase a Member’s membership units in the event that they become subject to involuntary transfer or upon death, termination, liquidation or dissolution of the Member. The purchase price for membership units subject to involuntary transfer is the fair market value of the units as agreed by the disposing Member and at least a majority of the other Members, and if they are unable to agree, as determined by a third-party appraiser.

The Operating Agreement contains buy-sell provisions that allow the owners of the Class A Units or the owners of the Class B Units to collectively make a buy-sell offer to the other group. Following such offer, the other group is entitled to accept such offer or decline such offer and force the offering group to purchase its units at the same price and on the same terms and conditions as in the initial offer.

The Operating Agreement contains preemptive rights in favor of the Members requiring Front Range to first offer new membership units pro rata to the existing Members. The Operating Agreement contains customary provisions relating to the exercise by Members of their preemptive rights.

Amendment No. 1, dated as of October 17, 2006, of the Second Amended and Restated Operating Agreement of Front Range Energy, LLC to Add a Substitute Member and for Certain Other Purposes

On October 17, 2006, the Company entered into an Amendment No. 1, dated as of October 17, 2006, of the Second Amended and Restated Operating Agreement of Front Range Energy, LLC to Add a Substitute Member and for Certain Other Purposes (the “Amendment”). The Amendment authorizes and approves the admission of PE California as a member of Front Range and causes PE California to be bound by all of the terms and conditions of the Operating Agreement. The Amendment also includes an amended Section 6.14 to the Operating Agreement that includes certain exclusions in order to facilitate the Company’s compliance with its disclosure obligations under applicable securities laws.

Non-Competition Agreements dated as of October 17, 2006 by and among Pacific Ethanol, Inc., Front Range Energy, LLC and each of the members of Eagle Energy, LLC

On October 17, 2006, the Company entered into Non-Competition Agreements dated as of October 17, 2006 with Front Range and each of the members (the “Eagle Members”) of Eagle Energy (the “Non-Competition Agreements”). The Non-Competition Agreements provide that the Eagle Members may not compete with the business of Front Range for a period of two years within a fifty mile radius of Front Range’s ethanol production facility in Windsor, Colorado. The Non-Competition Agreements also provide non-disclosure and confidentiality obligations on the part of the Eagle Members and provide obligations prohibiting the diversion of business from or inducement of competition with the business of Front Range. In addition, the Non-Competition Agreements prohibit the Eagle Members from hiring, engaging or attempting to hire or engage any person who has been a consultant or employee of Front Range.

(2) Amendment of Amended and Restated Ethanol Purchase and Sale Agreement with Front Range Energy, LLC

Amendment to Amended and Restated Ethanol Purchase and Sale Agreement dated October 17, 2006 between Kinergy Marketing, LLC and Front Range Energy, LLC

On October 17, 2006, Kinergy Marketing, LLC (“Kinergy”), a wholly-owned subsidiary of the Company, entered into an Amendment to Amended and Restated Ethanol Purchase and Sale Agreement dated October 17, 2006 with Front Range. The Amendment amends a certain Amended and Restated Ethanol Purchase and Sale Agreement dated as of August 9, 2006 by and between Kinergy and Front Range (the “Restated Agreement”). The Amendment is described immediately below and is filed herewith as Exhibit 10.7. The Restated Agreement is described below and is filed herewith as Exhibit 10.8.

The Amendment extends the initial term of the Restated Agreement from three years to a term ending May 31, 2013 with automatic renewals for additional one-year periods thereafter unless a party to the Restated Agreement delivers written notice of termination at least 60 days prior to the end of the original or renewal term.

Amended and Restated Ethanol Purchase and Sale Agreement dated as of August 9, 2006 by and between Kinergy Marketing, LLC and Front Range Energy, LLC

On August 9, 2006, Kinergy entered into an Amended and Restated Ethanol Purchase and Sale Agreement dated as of August 9, 2006 with Front Range. The Restated Agreement amended an underlying agreement first signed on August 31, 2005. The Restated Agreement was initially effective for three years with automatic renewals for additional one-year periods thereafter unless a party to the Restated Agreement delivers written notice of termination at least 60 days prior to the end of the original or renewal term. The Amendment described above extended the initial term to May 31, 2013 and includes the same renewal provisions. Under the Restated Agreement, Kinergy is to provide denatured fuel ethanol marketing services for the production facility. Kinergy is to have the exclusive right to market and sell all of the ethanol from the facility, an estimated 40 million gallons per year. Pursuant to the terms of the Restated Agreement, the purchase price of the ethanol may be negotiated from time to time between Kinergy and the owner of the ethanol production facility without regard to the price at which Kinergy will re-sell the ethanol to its customers. Alternately, Kinergy may pay to the owner the gross payments received by Kinergy from third parties for forward sales of ethanol (the “Purchase Price”) less certain transaction costs and fees. From the Purchase Price, Kinergy may deduct all reasonable out-of-pocket and documented costs and expenses incurred by or on behalf of Kinergy in connection with the marketing of ethanol pursuant to the Restated Agreement, including truck, rail and terminal costs for the transportation and storage of the facility’s ethanol to third parties and reasonable, documented out-of-pocket expenses incurred in connection with the negotiation and documentation of sales agreements between Kinergy and third parties (the “Transaction Costs”). From the Purchase Price, Kinergy may also deduct and retain the product of 1.0% multiplied by the difference between the Purchase Price and the Transaction Costs. In addition, Kinergy is to split the profit from any logistical arbitrage associated with ethanol supplied by the facility.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 17, 2006, PE California and the Company entered into the Purchase Agreement with Eagle Energy. Under the Purchase Agreement, PE California purchased from Eagle Energy 10,095 Class B Voting Units of Front Range and thereby acquired approximately 42% of the outstanding membership interests of Front Range. PE California paid to Eagle Energy $30 million in cash and the Company issued to Eagle Energy 2,081,888 shares of the Company’s common stock and a warrant to purchase up to 693,963 shares of the Company’s common stock at an exercise price of $14.41 per share. The disclosures contained in Item 1.01 of this Report on Form 8-K/A are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

As described in Item 1.01 above, on October 17, 2006, the Company sold to Eagle Energy an aggregate of 2,081,888 shares of common stock as part consideration for the sale of 10,095 Class B Voting Units of Front Range, which amount represents approximately 42% of the outstanding membership interests of Front Range. The Company also sold to Eagle Energy a warrant to purchase 693,963 shares of common stock at an exercise price of $14.41 per share as part consideration for the sale of the Class B Voting Units, as described above. The disclosures contained in Item 1.01 of this Report on Form 8-K/A are incorporated herein by reference.

Exemption from the registration provisions of the Securities Act of 1933 for the transactions described above is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchasers were accredited investors and had access to the kind of information registration would provide. Appropriate investment representations were obtained, and the securities were or will be issued with restricted securities legends.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Not applicable.

(b) Effective as of October 17, 2006, Frank P. Greinke resigned as a member of the Board of Directors of the Company.

(c) Not applicable.

(d) Effective as of October 17, 2006, the Board of Directors of the Company appointed Daniel A. Sanders as a member of the Board of Directors of the Company. Mr. Sanders is the Manager and majority Member of Front Range, which is a party to the agreements of Front Range described in Item 1.01 above. The disclosures in Item 1.01 above are incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The following financial statements of Front Range Energy, LLC are included in this report:

Page
Front Range Energy, LLC

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of September 30, 2006 (unaudited),
December 31, 2005 and 2004	F-3

Statements of Operations for the Nine Months Ended
September 30, 2006 and 2005 (unaudited), the Year Ended December 31, 2005
and for the period from July 29, 2004 (date of inception) to December 31, 2004	F-4

Statements of Changes in Members’ Equity for the period from
July 29, 2004 (date of inception) to December 31, 2004, the year ended December 31, 2005 and the nine months ended September 30, 2006 (unaudited)	F-5

Statements of Cash Flows for the Nine Months Ended
September 30, 2006 and 2005 (unaudited), the Year Ended December 31, 2005
and for the period from July 29, 2004 (date of inception) to December 31, 2004	F-6

Notes to Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Front Range Energy, LLC
Windsor, Colorado

We have audited the balance sheets of Front Range Energy, LLC (the “Company”) as of December 31, 2005 and 2004 and the related statements of operations, members’ equity and cash flows for the year ended December 31, 2005 and for the period from July 29, 2004 (date of inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Front Range Energy, LLC, as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the year ended December 31, 2005 and for the period from July 29, 2004 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ HEIN & ASSOCIATES LLP
HEIN & ASSOCIATES LLP
Denver, Colorado
December 28, 2006

FRONT RANGE ENERGY, LLC
Windsor, Colorado
BALANCE SHEETS
as of September 30, 2006 (unaudited), December 31, 2005 and 2004

	(Unaudited) September 30,	December 31,
	2006	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$344,315	$15,460	$-
Restricted cash	317,240	-	-
Accounts receivable - trade	1,684,564	-	-
Inventories	3,087,453	-	-
Investments	7,869,872	-	-
Prepaid expenses
Insurance	128,142	-	-
Other	6,973	737	-
Total Current Assets	13,438,559	16,197	-

Property, Plant and Equipment, at cost
Buildings and land improvements	4,452,444	-	-
Water rights	1,613,098	1,613,098	-
Equipment	45,074,417	-	-
Office equipment	388,629	17,198	-
Vehicles	113,713	68,082	-
Construction in progress	778,747	32,406,804	107,775
	52,421,048	34,105,182	107,775
Less: accumulated depreciation and amortization	(1,624,642)	-	-
	50,796,406	34,105,182	107,775
Land	1,300,837	1,300,837	-
Total Property, Plant and Equipment	52,097,243	35,406,019	107,775

Other Assets
Deferred financing costs, net of accumulated
amortization of $87,610 and $8,459	578,193	566,752	-

Total Assets	$66,113,995	$35,988,968	$107,775

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable	$3,063,199	$4,971,554	$27,828
Current maturities of long-term obligations	3,395,430	1,392,682	-
Interest rate swap liability	110,000	252,000	-
Other accrued expenses	876,193	1,330,089	58,666
Total Current Liabilities	7,444,822	7,946,325	86,494

Long-term obligations, less current maturities	28,754,383	5,498,430	-

Commitments and Contingencies (See Notes 3, 6, 9 and 11)

Members' Equity
Membership Interest to be Issued (181 Class B Units)	-	-	180,504
Membership Interest Issued	23,845,000	23,845,000	-
Retained Earnings (Accumulated Deficit)	6,069,790	(1,300,787)	(159,223)
Total Members' Equity	29,914,790	22,544,213	21,281

Total Liabilities and Members' Equity	$66,113,995	$35,988,968	$107,775

The accompanying notes are an integral part
of these financial statements.

FRONT RANGE ENERGY, LLC
Windsor, Colorado
STATEMENTS OF OPERATIONS
for the Nine Months Ended September 30, 2006 and 2005 (unaudited), the Year Ended December 31, 2005 and
for the period from July 29, 2004 (date of inception) to December 31, 2004

				Period
	(Unaudited)	(Unaudited)		From July 29,
	Nine Months	Nine Months	Year	2004 (Date of
	Ended	Ended	Ended	Inception) to
	September 30,	September 30,	December 31,	December 31,
	2006	2005	2005	2004

Revenue
Sales	$28,949,704	$-	$-	$-
Incentive funds	75,085	-	-	-
	29,024,789	-	-	-

Cost of Sales	20,473,116	-	-	-

Gross Profit on Sales	8,551,673	-	-	-

Operating Expenses
General and administrative	665,785	629,419	941,578	159,223

Operating Income (Loss)	7,885,888	(629,419)	(941,578)	(159,223)

Other Income (Expense)
Interest income	67,714	-	48,473	-
Interest expense	(827,509)	-	(8,459)	-
Other income	162,504	-	12,000	-
Gain/(Loss) on interest rate swap	142,000	-	(252,000)	-
Total Other Income (Expense)	(455,291)	-	(199,986)	-

Net Income (Loss)	$7,430,597	$(629,419)	$(1,141,564)	$(159,223)

The accompanying notes are an integral part
of these financial statements.

FRONT RANGE ENERGY, LLC
Windsor, Colorado
STATEMENTS OF CHANGES IN MEMBERS' EQUITY
for the period from July 29, 2004 (date of inception) to December 31, 2004, the year ended December 31, 2005 and the nine months ended September 30, 2006 (unaudited)

				Retained
	Class B			Earnings	Total
	Units To	Class A and B	Capital	(Accumulated	Members'
	Be Issued	Units Issued	Contributions	Deficit)	Equity

BALANCE, JULY 29, 2004
(Date of Inception)	-	-	$-	$-	$-
Units to be issued	181	-	180,504	-	180,504
Net loss for the period ended	-
December 31, 2004	-	-	-	(159,223)	(159,223)

BALANCE, DECEMBER 31, 2004	181	-	180,504	(159,223)	21,281
Units issued (Class B)	(181)	23,975	23,614,496	-	23,614,496
Units issued (Class A)	-	50	50,000	-	50,000
Net loss for the period ended
December 31, 2005	-	-	-	(1,141,564)	(1,141,564)

BALANCE, DECEMBER 31, 2005	-	24,025	23,845,000	(1,300,787)	22,544,213
Distributions (unaudited)	-	-	-	(60,020)	(60,020)
Net income for the period ended
September 30, 2006 (unaudited)	-	-	-	7,430,597	7,430,597

BALANCE, SEPTEMBER 30, 2006 (unaudited)	-	24,025	$23,845,000	$6,069,790	$29,914,790

The accompanying notes are an integral part
of these financial statements.

FRONT RANGE ENERGY, LLC
Windsor, Colorado
STATEMENTS OF CASH FLOWS
for the Nine Months Ended September 30, 2006 and 2005 (unaudited), the Year Ended December 31, 2005 and for the period from July 29, 2004 (date of inception) to December 31, 2004

				Period
	(Unaudited)	(Unaudited)		From July 29,
	Nine Months	Nine Months	Year	2004 (Date of
	Ended	Ended	Ended	Inception) to
	September 30,	September 30,	December 31,	December 31,
	2006	2005	2005	2004
Cash Flows From Operating Activities
Net income (loss)	$7,430,597	$(629,419)	$(1,141,564)	$(159,223)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities
Depreciation and amortization	1,703,793	-	8,459	-
Loss (gain) on interest rate swap	(142,000)	-	252,000	-
Non-cash compensation expense	-	50,000	50,000	-
(Increase) decrease in:
Accounts receivable - trade	(1,684,564)	-	-	-
Inventories	(3,087,453)	-	-	-
Prepaid expenses	(134,378)	-	(737)	-
Increase (decrease) in:
Accounts payable	(1,908,354)	1,959,158	4,943,726	27,828
Other accrued expenses	(453,896)	(54,536)	1,271,423	58,666
Total Adjustments	(5,706,852)	1,954,622	6,524,871	86,494
Net Cash Provided by (Used in) Operating Activities	1,723,745	1,325,203	5,383,307	(72,729)

Cash Flows From Investing Activities
Expenditures for property, plant and equipment	-	(13,475,957)	(28,407,132)	(107,775)
Restricted cash - escrow	-	(3,500,088)	-	-
Investment - Money Market Fund	(7,869,872)	-	-	-
Net Cash (Used in) Investing Activities	(7,869,872)	(16,976,045)	(28,407,132)	(107,775)

Cash Flows From Financing Activities
Net proceeds from short-term borrowings	-	4,678,987	-	-
Proceeds from issuance of units, net of offering costs	-	16,394,496	23,614,496	-
Proceeds from shares to be issued	-	-	-	180,504
Financing costs	(90,592)	-	(575,211)	-
Payment of distributions	(60,020)	-	-	-
Proceeds from long-term obligations	12,045,349	-	-	-
Payment on long-term obligations	(5,419,755)	-	-	-
Net Cash Provided by Financing Activities	6,474,982	21,073,483	23,039,285	180,504

Net Increase in Cash and Cash Equivalents	328,855	5,422,641	15,460	-

Cash and Cash Equivalents, Beginning of Period	15,460	-	-	-

Cash and Cash Equivalents, End of Period	$344,315	$5,422,641	$15,460	$-

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for interest during the period:	$1,117,907	$-	$-	$-

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Increase in Property, plant and equipment financed by:
Long-term obligations	$18,633,107	$40,765	$6,891,112	$-

The accompanying notes are an integral part
of these financial statements.

FRONT RANGE ENERGY, LLC
Windsor, Colorado
NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

The principal business of Front Range Energy, LLC (the "Company") is distillation and production of fuel grade ethanol and distillers grains. The Company was formally organized as a limited liability company on July 29, 2004 and is expected to produce approximately 40 million gallons of ethanol per year and 325,000 tons of wet distillers grains (“WDG”) annually. The Company began its principal operations in June 2006.

1.    Summary of Significant Accounting Policies

Basis of Presentation - These financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America and include all the accounts of Front Range Energy, LLC.

Cash Equivalents: For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash - The restricted cash balance at September 30, 2006 of $317,240 was the balance of deposits held in escrow that were to be used to pay outstanding construction retainage invoices. (See Note 5.)

Investments: Investments consist of amounts held in money market funds with original maturity dates greater than three months.

Receivables: Receivables are presented at face value, net of the allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income and is maintained at a level believed adequate by management to absorb estimated bad debts. The Company considers accounts receivable to be fully collectible; accordingly, the allowance for doubtful accounts is zero.

The Company’s policy is to charge simple interest on trade receivable past due balances. Accrual of interest is discontinued when management believes collection is doubtful. Receivables are considered past due based upon payment terms set forth at the date of the related sale. The Company had no receivables considered past due at September 30, 2006.

Inventories: Inventories are stated at the lower of cost or replacement market. Cost is determined by the "first-in, first-out" method.

Deferred Financing Costs - Deferred financing costs are costs incurred to obtain debt financing, including all related fees, and are included in the accompanying balance sheets and are amortized as interest expense over the term of the related financing, using the straight-line method which approximates the interest rate method.

Derivative Instruments and Hedging Activities - The Company utilizes risk management strategies to minimize the Company’s exposure to commodity price risk with certain anticipated commodity purchases and sales and interest rate risk associated with anticipated corporate borrowings. The Company accounts for its derivative transactions in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. Derivative transactions, which can include forward contracts and futures positions on the Chicago Board of Trade (“CBOT”), New York Mercantile Exchange (“NYMEX”) and interest rate caps are recorded on the balance sheet as assets and liabilities based on the derivative’s fair value. Changes in the fair value of the derivative contracts are recognized currently in earnings unless specific hedge accounting criteria are met.

Property, Plant and Equipment: Property, plant and equipment are stated at cost. Depreciation is computed over the estimated useful life of each asset using the straight-line method. Water rights are amortized over the 99 year term of the related agreement. There was no depreciation and amortization expense during 2005 and 2004 and $1,624,642 for the nine months ended September 30, 2006. Estimated useful lives generally used in computing depreciation are:

Buildings and improvements	15 to 40 years
Equipment	10 to 15 years
Office Equipment	3 to 10 years
Vehicles	5 years

The cost of normal maintenance and repairs is charged to operations as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of fixed assets sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any resulting gains or losses are reflected in current operations.

Impairment of Long-Lived Assets - The Company evaluates impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company assesses the impairment of long-lived assets, including property and equipment and purchased intangibles subject to amortization, which are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The asset impairment review assesses the fair value of the assets based on the future cash flows the assets are expected to generate. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from the disposition of the asset (if any) are less than the related asset's carrying amount. Impairment losses are measured as the amount by which the carrying amounts of the assets exceed their fair values. Estimates of future cash flows are judgments based on management's experience and knowledge of the Company's operations and the industries in which the Company operates. These estimates can be significantly affected by future changes in market conditions, the economic environment and capital spending decisions of the Company's customers and inflation.

Financial Instruments - SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2005 and 2004, the fair value of all financial instruments approximated carrying value.

The carrying amount of cash and cash equivalents, investments, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its notes payable and long-term debt approximate fair value because the interest rates on these instruments are variable. The Company believes the carrying amount of derivative instruments approximates fair value based on quote market prices.

Revenue Recognition: The Company derives revenue primarily from sales of ethanol and WDG. The Company’s net sales are based upon written agreements or purchase orders that identify the amount of ethanol or WDG to be purchased and the purchase price. Shipments are made to customers from the Company’s inventory by truck or rail. Revenues are recognized when the ethanol has been delivered to a customer, provided that appropriate signed documentation of the arrangement, such as a signed contract, purchase order or letter of agreement, has been received, the fee is fixed or determinable and collectibility is reasonably assured.

The Company has qualified for the federal U.S. Department of Agriculture Bio Energy Program. The federal program is managed by the Commodity Credit Corporation and is designed to expand the production of fuel grade ethanol by offering incentives for incremental production compared to the same quarter of the prior year. The annually funded program runs through fiscal year 2006 and incentive payments are pro-rated if applications for incentives exceed the annual funding. The Company has included federal incentives of $75,085 in revenue for the period ended September 30, 2006.

Income Taxes: Since it is a limited liability company, the owners of Front Range Energy, LLC report individually the taxable income of the Company, based upon each owner's proportionate share of ownership. Therefore, no income tax provision has been made in the financial statements.

Advertising: Advertising costs are charged to expense as incurred. There were no advertising costs incurred during 2005 and 2004. Advertising costs for the period ended September 30, 2006 were $7,889.

Shipping and Handling: The Company includes shipping and handling costs with the cost of the item purchased and these costs are included in the cost of sales.

Estimates and Assumptions: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Significant estimates are required as part of determining allowance for doubtful accounts, estimated lives of property, plant and equipment and long-lived asset impairments. It is at least reasonably possible that the actual results could differ from the estimates used.

Recently Issued Accounting Pronouncements: In September 2005, the Financial Accounting Standards Board ("FASB") reached a final consensus on Emerging Issues Task Force (“EITF”) Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF Issue No. 04-13 concludes that two or more legally separated exchange transactions with the same counterparty should be combined and considered as a single arrangement for purposes of applying Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions, when the transactions were entered into "in contemplation" of one another. The consensus contains several indicators to be considered in assessing whether two transactions are entered into in contemplation of one another. If, based on consideration of the indicators and the substance of the arrangement, two transactions are combined and considered a single arrangement, an exchange of finished goods inventory for either raw material or work-in-process should be accounted for at fair value. The provisions of EITF Issue No. 04-13 are applied to transactions completed in reporting periods beginning after March 15, 2006. The Company does not expect this statement to have a material impact on its financial condition or its results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This new statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. The required effective date of SFAS No. 157 is the first quarter of 2008. The Company is currently evaluating the impact this statement may have on its financial statements.

In September 2006, the FASB Issued FASB Staff Position (“FSP”) AUG AIR-1, Accounting for Planned Major Maintenance Activities. The principal source of guidance on the accounting for planned major maintenance activities is the Airline Guide. The Airline Guide permitted four alternative methods of accounting for planned major maintenance activities: direct expense, built-in overhaul, deferral, and accrual (accrue-in-advance). FSP AUG AIR-1 amended the Airline Guide by prohibiting the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The required effective date of FSP AUG AIR-1 is the first quarter of 2007. The Company does not anticipate FSP AUG AIR-1 to have a material impact on its financial statements.

2.     Inventories

Inventories at September 30, 2006 (unaudited) are summarized as follows:
Unprocessed grain and chemicals	$1,908,429
Work in process	439,041
Finished products	739,983

Total	$3,087,453

3.     Property, Plant and Equipment

In March 2005, the Company entered into a design-build agreement (the “Design-Build Agreement”) with ICM, Inc. (“ICM”), a shareholder of the Company, for the design and construction of its Windsor Colorado production facility ("Windsor Plant"). In the Design-Build Agreement, ICM provided the Company with a contract price of $37,693,000 for construction of the facility. The Design-Build Agreement excludes the cost of site preparation, utilities, rail construction, fire safety systems, various equipment and vehicles, start-up inventory, working capital, and financing costs.

As of December 31, 2005 and 2004, the Company had incurred costs of $32,406,804, and $107,775, respectively, in connection with the construction of the Windsor Plant which has been included in construction in progress. Included in this amount is a total of $23,973,106, and $107,775 respectively, related to amounts incurred under the contract with ICM. The Windsor Plant achieved final completion in June 2006, at a total cost of $50,962,960. Included in this amount is a total of $38,047,903 related to amounts incurred under the contract with ICM.

As of December 31, 2005 and September 30, 2006, the Company had accounts payable due to ICM of $2,982,778 and $250,000, respectively, related to the construction in progress of an ethanol plant. Included in property, plant and equipment at September 30, 2006 and construction in progress at December 31, 2005 is capitalized interest of $772,525 and $16,858, respectively.

4.     Notes Payable

In December 2005, the Company obtained a line of credit of $3,500,000 with First National Bank of Omaha which may be used to purchase inventory and support accounts receivable. The line of credit matures November 30, 2006 and bears an interest rate that will float at a rate equal to the 30-day London Interbank Offered Rate ("LIBOR") plus 3.50%. As of December 31, 2005, the interest rate was 7.89%. The line of credit is secured by substantially all the assets of the Company. The Company had no outstanding balance on this line of credit as of December 31, 2005 and September 30, 2006. The line of credit was renewed until November 30, 2007.

5.     Long-Term Obligations

Long-term obligations consist of the following:

	(Unaudited) September 30,	December 31,
	2006	2005	2004
Note Payable - GMAC	$9,459	$29,214	$-
Water Rights	1,213,098	1,613,098	-
Notes Payable - Bank	30,927,256	5,248,800	-

	32,149,813	6,891,112	-
Less current maturities	3,395,430	1,392,682	-

Total Long-Term Obligations	$28,754,383	$5,498,430	$-

Note payable - GMAC, is a non-interest bearing note to GMAC for a 2004 Chevrolet Silverado truck. The note is payable in monthly installments of $679, maturing June 16, 2009. The note is secured by the truck.

Water rights obligation relates to a lease agreement with the Town of Windsor for augmentation water in an amount of 500 acre-feet annually to use in the Company's production processes. The lease requires an initial payment of $400,000 and annual payments of $160,000 per year for the next ten years. The future payments were discounted using a 5.25% interest rate, comparable to available borrowing rates upon execution of the agreement. The obligation has been recorded as a capital lease and included in long-term obligations and the related asset included in property, plant and equipment.

Notes payable - bank - On December 1, 2005, the Company entered into a Construction Note (the "Construction Note") with First National Bank of Omaha (the “Lender”) for a debt financing (the "Debt Financing") in the aggregate amount of up to $35.9 million. The Debt Financing provided a portion of the total financing necessary for the completion of the Company's Windsor Plant. (See Note 3.)

The Debt Financing was initially in the form of a Construction Note that matured on the Final Completion Date, after which the Debt Financing was converted to a term loan (the "Term Loan"), that matures on the fifth anniversary of the closing of the Term Loan. The Construction Note interest rate floated at a rate equal to the 30-day LIBOR, plus 3.50%. The Company was required to pay the Construction Note interest monthly during the term of the Construction Note. The Term Loan amount is to be the lesser of (i) $35.9 Million or (ii) 60% of the total Project Cost.

Loan repayments on the Term Loan are to be due quarterly in arrears for a total of 20 payments beginning on the closing of the Term Loan and ending on its maturity date. The Debt Financing will be the only indebtedness permitted on the Windsor Plant. The Debt Financing will be senior to all obligations of the Company other than direct operating expenses and expenses incurred in the ordinary course of business.

The Debt Financing is secured by: (a) a perfected first priority security interest in all of the assets of the Company, including inventories and all right title and interest in all tangible and intangible assets of the Company; (b) a pledge of 100% of the ownership interest in the Company; (c) an assignment of all revenues produced by the Company; (d) the pledge and assignment of the Company’s material contracts and documents, to the extent assignable; (e) all contractual cash flows associated with such agreements; and (f) any other collateral security as Lender may reasonably request. In addition, the Construction Note is secured by a completion bond provided by ICM.

On August 10, 2006, the construction loan was converted into three separate loans consisting of swap, variable and revolving loans. The swap, variable and revolving loans mature in 5 years but are on a 10 year amortization. The terms of the converted loans are as follows:

•
Swap loan is comprised of a term note in the amount of $17,963,618, with an interest rate that floats at a rate equal to the 90-day LIBOR, plus 3.00%. The Company entered into a Swap Contract with the Lender to provide a fixed rate of 8.16%. (See Note 6.) The swap loan matures in five years, but has required principal payments due based on a ten year amortization schedule. Quarterly payments are approximately $678,000, including interest, with final payment due August 10, 2011.

•
Variable loan is comprised of a term note in the amount of $12,963,618 and carries an interest rate that will float at a rate equal to the 90-day LIBOR, plus 3.50%. As of September 30, 2006, the interest rate was 8.87%. The variable loan matures in five years, but has required principal payments due based on a ten year amortization schedule. Quarterly payments are approximately $781,000, including interest, with final payment due August 10, 2011.

•
Revolving loan is comprised of a revolving note in the amount of $5,000,000 and carries an interest rate that will float at a rate equal to the 30-day LIBOR, plus 3.50%. On September 7, 2006, the Company paid off the revolving loan in the amount of $5,000,000.

Upon conversion of the construction loan an escrow account was funded with the remaining loan proceeds. The account is restricted and available to pay outstanding construction retainage invoices. The Company submits the invoices to the title company for approval and payment, the escrow funds can only be released through the title company.

Commencing on August 11, 2007 and continuing quarterly thereafter until the fifth anniversary of the construction loan termination date or payment in full of the obligation, the Company is required to pay the bank an annual servicing fee in quarterly payments of $7,500. In addition, the Company shall make quarterly payments to the bank for an unused commitment fee equal to .000375% of the average unused portion of the long term revolving note and operating note.

The Company has available a letter of credit of up to $1,500,000. Upon issuance of any letter of credit, the Company shall pay the bank a commitment fee equal to a rate of 1.75% per annum on the stated amount of the letter of credit along with the bank fees associated with the issuance of such letter of credit.

The Company is subject to certain loan covenants, which are effective beginning in the fourth quarter of 2006. Under these covenants, the Company is required to maintain a certain fixed charge coverage ratio, a minimum level of working capital, and a minimum level of net worth, and the covenants set a maximum amount of additional debt that may be incurred by the Company. The covenants also limit the annual distributions made to members based on the Company’s leverage ratio.

During the year ending December 31, 2005, the Company incurred related debt issuance costs of $575,211. In addition, the Company incurred additional costs of $90,592 during the nine month period ended September 30 2006. These costs were capitalized and are being amortized over the term of the loan.

The aggregate maturities of all long-term obligations are as follows:
Year Ending September 30,	(unaudited)
2007	$3,395,430
2008	3,674,424
2009	3,990,315
2010	4,331,627
2011	4,702,504
Thereafter	12,055,513

Total	$32,149,813

6.     Derivatives

Commodity Risk - Non-Designated Hedges - As part of the Company’s risk management strategy, the Company occasionally execute futures contract or option combination strategies on forecasted corn purchase commitments. As of September 30, 2006, the Company had entered into futures contracts on corn that will settle in December 2006, giving it the right to purchase 50,000 bushels at $2.43 per bushel and sell 100,000 bushels at $2.70 per bushel. There were no material gains or losses associated with this futures contracts as of September 30, 2006.

Interest Rate Risk - Non-Designated Hedges - As part of the Company’s interest rate risk management strategy, the Company uses derivative instruments to minimize significant unanticipated earnings fluctuations that may arise from rising variable interest rate costs associated with existing and anticipated borrowings. To meet these objectives the Company entered into a swap contract with First National Bank of Omaha, the Company’s construction and term loan lender, to provide a fixed rate of 8.16% on its swap loan. (See Note 5.)

7.     Members Equity

As specified in the Company’s Operating Agreement, the Company has two classes of Units (Class A Units and Class B Units). Each outstanding Unit is entitled to one (1) vote on matters submitted to a vote of all members or submitted to a vote of a particular class of members.

Income and losses of the Company are to be allocated among the members in proportion to each member’s respective percentage of Units when compared with the total Units issued.

8.     Profit Sharing

In February 2006, the Company started a 401(k) retirement plan for eligible employees. The Company makes discretionary contributions. There were no Company contributions for the period ended September 30, 2006 (unaudited).

9.     Operating Equipment Leases

During 2006, the Company began leasing equipment under various operating leases. Total rent expense was $160,328 for the period ended September 30, 2006. There was no rent expense incurred during the nine months ended September 30, 2005 or during the years ending December 31, 2005 and 2004. Future minimum lease payments required by such operating leases are as follows for the years ending September 30 (unaudited):

2007	$67,637
2008	67,637
2009	67,637
2010	67,637
2011	37,236
$307,784

10.    Concentration of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

The Company maintains cash balances at financial institutions in its trade area. Accounts are secured by the Federal Deposit Insurance Corporation up to $100,000.  The Company's bank balances may exceed $100,000. The Company also maintains a balance in a money market mutual fund that is not secured by Federal Deposit Insurance Corporation.

Sales to significant customers were as follows for the period ended September 30, 2006:

Kinergy Marketing, LLC	$25,950,215
Pacific Ag Products	2,820,813

Both of the above companies are wholly owned subsidiaries of Pacific Ethanol, Inc. (See Notes 11 and 12.)

11.  Commitments and Contingencies

On March 2, 2004, the Company entered into an Energy Management Agreement with US Energy Services, Inc. to provide energy infrastructure advisory services to the Company during the construction period and on-going energy management services following the completion of the plant. The initial term of this Agreement began on March 1, 2004 and will continue until six months after the Plant’s completion date (which occurred on June 9, 2006) with a month-to-month renewal option thereafter. For its services, the Company will pay US Energy Services, Inc. $2,500 per month plus pre-approved travel expenses.

On March 28, 2005, the Company entered into an Agreement with the Town of Windsor for augmentation water in an amount of 500 acre-feet annually to use in the Company's production processes. The term of the agreement is for ninety-nine (99) years. Commencing in year eleven, the Company agrees to reimburse the Town of Windsor its proportional share of maintenance expenses related to the Kern Reservoir storage facility not to exceed $100,000 in any single year and $200,000 in any seven-year period, as adjusted over time by changes in the Denver-Boulder consumer price index.

On August 19, 2005, the Company entered into a Wet Distillers Grains Marketing and Services Agreement with Pacific Ethanol California, Inc., a wholly-owned subsidiary of Pacific Ethanol, Inc., pursuant to which Pacific Ethanol California, Inc. will assist the Company in marketing Wet Distillers Grains for a term of at least three years. (See Note 12.) The Company is responsible for supplying all labor and equipment to load or unload trucks without charge to Pacific Ethanol California, Inc. and is required to provide storage for at least 72 hours of wet distiller grains production. Pacific Ethanol California, Inc. will use its best efforts to achieve the highest resale price available under prevailing market conditions. Pacific Ethanol California, Inc. will withhold a straight handling and market fee of 5%, with a minimum fee of $2.00 per ton, of the gross product charge to Pacific Ethanol California, Inc.’s customers. Pacific Ethanol California, Inc. will also withhold all reimbursable freight and transportation service costs.

On August 20, 2005, the Company entered into a Grain Delivery Agreement with Pacific Ag Products. (See Notes 10 and 12.) The Grain Delivery Agreement provides that the Company will receive corn necessary for ethanol production for a period of at least three years. Pursuant to the agreement, Pacific Ag Products will negotiate with supplying railroads on behalf of the Company to secure all shuttle incentives that are currently being offered to the market, negotiate all grain purchase contracts, facilitate train logistics to the Company’s terminal, provide risk management services for grain purchased, and provide market data and help in developing grain pricing forecasts. Pacific Ag Products is acting as an agent for the Company, and will be purchasing grain on behalf of the Company. Payment for grain will be directly paid by the company to the origin supplier and will be subject to industry standard payment terms for shuttle trains. For its service, the Company will pay Pacific Ag Products a fee of $1.00 per ton of corn.

On August 30, 2005, the Company entered into a Management Agreement with Pacific Ethanol, Inc., in which Pacific Ethanol, Inc. will provide management services to the Company with respect to general construction management support and general operations support for an anticipated period of at least three years. (See Note 12.) The Company has agreed to pay Pacific Ethanol, Inc. an annual fee of $150,000 for these services payable in monthly installments of $12,500.

On August 31, 2005, the Company entered into an Ethanol Marketing Agreement with Kinergy Marketing, LLC. The agreement is effective for three years with automatic renewals for additional one-year periods thereafter. (See Notes 10 and 12.) Pursuant to the terms of the agreement, Kinergy has the exclusive right to market and sell all of the Company’s ethanol production. The Company is to receive from Kinergy the gross payments received by Kinergy from third parties for forward sales of ethanol less certain transaction costs and fees. Kinergy may also deduct and retain an amount equal to 1.0% of the difference between the gross payments received by Kinergy and the transaction costs and fees. On August 9, 2006, the Company entered into an amendment and restatement of the Ethanol Marketing Agreement with Kinergy, which among other things, allows the Kinergy to make direct purchases from the Company.

On June 2, 2006, the Company entered into a Memorandum of Understanding with Windsor-Severance Fire Protection District. The Company agreed to install an aboveground storage tank, with equipment, for a storage capacity of 250,000 gallons of water by September 30, 2006. Windsor-Severance Fire Protection District has issued the Company a temporary certificate of occupancy. Upon completion of the above ground storage tank a permanent certificate of occupancy will be issued.

12.  Subsequent Events

Acquisition of Member Interest - On October 17, 2006, Pacific Ethanol California, Inc., a wholly-owned subsidiary of Pacific Ethanol, Inc., purchased from Eagle Energy, LLC 10,095 Class B Voting Units of Front Range Energy, LLC and thereby acquired approximately 42% of the outstanding membership interest of the Company.

Extension of Agreements - On October 17, 2006, the Company amended its various agreements with Pacific Ethanol California, Pacific Ag Products, and Kinergy Marketing. The WDG Marketing and Services Agreement between the Company and Pacific Ethanol California was amended to extend the term until May 31, 2009. The Amended and Restated Ethanol Marketing Agreement between the Company and Kinergy Marketing was amended to extend the term until May 31, 2013. The Grain Delivery Agreement between the Company and Pacific Ag Products was amended to extend the term until May 31, 2009. No amendments were made to the Management Agreement.

(b) Pro Forma Financial Information.

On October 17, 2006, the Company purchased 10,095 Class B Voting Units, representing a 42% interest in Front Range Energy, LLC, from Eagle Energy, LLC in exchange for $30 million in cash, 2,081,888 shares of the Company’s common stock, $.001 par value per share, valued at $34 million, and a warrant to purchase up to 693,963 shares of common stock at any time before October 17, 2007 at an exercise price of $14.41 per share, which were valued at $5 million, for total consideration of $69 million. Management determined that Front Range Energy, LLC qualified as a variable interest entity under FIN 46(R) and also determined that the Company is the primary beneficiary. Therefore, the results of Front Range Energy, LLC will be consolidated in accordance with FIN 46(R), which requires that assets, liabilities, and noncontrolling interests of the newly consolidated entity be valued at their fair values at the date the Company became the primary beneficiary. In addition, all intercompany sales, gross margins, and balances will be eliminated.

The unaudited pro forma combined consolidated statements of operations do not reflect any potential cost savings that may be realized following the acquisition. The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available and, in the Company’s opinion, provide a reasonable basis for the fair presentation of the estimated effects directly attributable to the acquisition and related transactions. The unaudited pro forma combined statements of operations are provided for illustrative purposes only and are not necessarily indicative of what the consolidated results of operations or financial position would actually have been had the acquisition occurred on January 1, 2005 or January 1, 2006, nor do they represent a forecast of the consolidated results of operations or financial position for any future period or date.

All information contained herein should be read in conjunction with the Company’s annual report on Form 10-KSB for the year ended December 31, 2005, the financial statements and notes thereto and of Front Range Energy, LLC included in Item 9.01(a) of this Form 8-K/A and the notes to unaudited pro forma financial information included herein. The following pro forma financial information is included in this report:

Page
Unaudited Pro Forma Consolidated Balance Sheet
at September 30, 2006	F-18

Notes to Unaudited Pro Forma Consolidated Balance Sheet
at September 30, 2006	F-20

Unaudited Pro Forma Consolidated Statements of Operations
for the Nine Months Ended September 30, 2006	F-21

Notes to Unaudited Pro Forma Consolidated Statements of Operations
for the Nine Months Ended September 30, 2006	F-22

Unaudited Pro Forma Consolidated Statements of Operations
for the Year Ended December 31, 2005	F-23

Notes to Unaudited Pro Forma Consolidated Statements of Operations
for the Year Ended December 31, 2005	F-24

Unaudited Pro Forma Consolidated Balance Sheet
at September 30, 2006

	Pacific Ethanol, Inc.	Front Range Energy, LLC	Pro Forma Adjustment		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$100,737,815	$344,315	$(30,230,000	) (a)	$70,852,130
Restricted Cash	1,784,432	317,240	-		2,101,672
Investments in marketable securities	-	7,869,872	-		7,869,872
Accounts Receivable	15,541,096	1,684,564	(1,608,570	) (b)	15,617,090
Notes Receivable - Related Party	-	-	-		-
Inventory	5,727,301	3,087,453	(1,073,190	) (c)	7,741,564
Prepaid expenses	162,828	135,115	-		297,943
Prepaid inventory	1,386,814	-	-		1,386,814
Derivative Instruments	280,826	-	-		280,826
Other Current Assets	1,555,688	-	-		1,555,688
Total Current Assets	127,176,800	13,438,559	(32,911,760)		107,703,599

Property, Plant and Equipment, net	80,666,204	52,097,243	-		132,763,447
Investment in Front Range Energy	-	-	69,147,000	(a)	-
	-	-	(69,147,000	) (d)	-
Restricted funds for plant construction and acquisitions	60,689,417	-	-		60,689,417
Goodwill	2,565,750	-	132,997,000	(d)	135,562,750
Intangible Assets, net	7,039,397	-	3,640,000	(d)	10,679,397
	-	-	(1,860,825	) (e)	(1,860,825)
Other Assets	10,088,085	578,193	-		10,666,278
Totals	161,048,853	52,675,436	134,776,175		348,500,464
	$288,225,653	$66,113,995	$101,864,415		$456,204,063

See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2006

Unaudited Pro Forma Consolidated Balance Sheet
at September 30, 2006
(Continued)

	Pacific Ethanol, Inc.	Front Range Energy, LLC	Pro Forma Adjustment		Pro Forma Combined
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable - trade	$10,154,230	$-	$-		$10,154,230
Accounts payable - related party	7,626,056	3,063,199	(1,608,570	) (b)	9,080,685
Accrued Retention - related party	4,548,003	-	-		4,548,003
Accrued Payroll	429,020	-	-		429,020
Current Maturities of Long Term Obligations	-	3,395,430	-		3,395,430
Other Accrued Liabilities	3,418,168	986,193	-		4,404,361
Total Current Liabilities	26,175,477	7,444,822	(1,608,570)		32,011,729

Long Term Obligations, less current maturities	-	28,754,383	-		28,754,383

Total Liabilities	26,175,477	36,199,205	(1,608,570)		60,766,112

			93,660,489	(d)
Non-Controlling Interest in Variable Interest Entity	-	-	(1,079,279	) (e)	92,581,210

Stockholders' equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized: Series A Cumulative Preferred Stock, 5,250,000 and 0 shares issued and outstanding and aggregate liquidation preference of $85,050,000 and $0 as of September 30, 2006 and December 31, 2005, respectively	5,250	-	-		5,250

Common Stock, $0.001 par value; 100,000,000 shares authorized, 372,262,986 and 28,874,442 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	37,263	-	2,082	(a)	39,345

Additional Paid in Capital	358,499,248	23,845,000	38,915,918	(a)	397,415,166
			(23,845,000	) (d)

Accumulated and other comprehensive income	79,767	-	-		79,767
Due from stockholders	-	-	-		-
Accumulated Deficit	(96,571,352)	6,069,790	(1,073,190	) (c)	(94,682,787)
			(2,326,489	) (d)
			(781,546	) (e)
Total stockholders' equity	262,050,176	29,914,790	10,891,775		302,856,741

Total Liabilities and Stockholders' Equity	$288,225,653	$66,113,995	$101,864,415		$456,204,063

See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2006

Notes to Unaudited Pro Forma Consolidated Balance Sheet
at September 30, 2006

(a) To record the purchase of the forty-two percent interest in Front Range Energy, LLC.

(b) To eliminate intercompany accounts receivable and accounts payable.

(c) To eliminate the gross margin on intercompany sales of ethanol held in inventory at September 30, 2006.

(d) To eliminate investment in Front Range Energy, LLC and record the assets, liabilities and non-controlling interest of Front Range Energy, LLC at its fair value.

(e) To record amortization of intangible assets for the nine months ended September 30, 2006.

Unaudited Pro Forma Consolidated Statements of Operations
for the Nine Months Ended September 30, 2006

	Pacific Ethanol, Inc.	Front Range Energy, LLC	Pro Forma Adjustments		Pro Forma Combined
Net Sales	$61,102,145	$29,024,789	$(1,391,933	) (a)	$75,951,156
			(12,783,845	) (c)
Cost of Goods Sold	53,653,782	20,473,116	(1,247,983	) (b)	61,168,260
			(11,710,655	) (d)
Gross Profit	7,448,363	8,551,673	(1,217,140)		14,782,896

Selling, General and Administrative Expenses	5,547,900	665,785	(143,950	) (e)	7,930,560
			1,860,825	(f)

Operating Income	1,900,463	7,885,888	(2,934,015)		6,852,336

Other Income (Expense)	1,854,221	(455,291)	-		1,398,930

Non-Controlling Interest inVariable Interest Entity	-	-	(2,608,017	) (g)	(2,608,017)

Loss Before Provision for Income Taxes	3,754,684	7,430,597	(5,542,032)		5,643,249
Provision for Income Taxes	-	-	-		-

Net Income	$3,754,684	$7,430,597	$(5,542,032)		$5,643,249

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Operations for the Nine Months Ended September 30, 2006

Notes to Unaudited Pro Forma Consolidated Statements of Operations
for the Nine Months Ended September 30, 2006

(a) Elimination of intercompany revenue from denaturant sales, corn procurement fees and management consultant fee revenue.

(b) Elimination of intercompany costs of goods sold from denaturant sales and corn procurement fees.

(c) Elimination of intercompany ethanol sales, including sales held in Pacific Ethanol, Inc. inventory.

(d) Elimination of intercompany ethanol purchases that were sold to third-party customers.

(e) Elimination of intercompany management fee expense.

(f) Amortization of intangible assets for the nine months ended September 30, 2006.

(g) Elimination of net income associated with non-primary beneficiary interest for the nine months ended September 30, 2006.

Unaudited Pro Forma Consolidated Statements of Operations
for the Year Ended December 31, 2005

	Pacific Ethanol, Inc.	Front Range Energy, LLC	Pro Forma Adjustments	Pro Forma Combined
Net Sales	$87,599,012	$-	$-	$87,599,012
Cost of Goods Sold	84,444,183	-	-	84,444,183
Gross Profit	3,154,829	-	-	3,154,829

Selling, General and Administrative Expenses	12,638,350	941,578	1,914,433 (a)	15,494,361

Operating loss	(9,483,521)	(941,578)	(1,914,433)	(12,339,532)

Other Income (Expense)	(433,998)	(199,986)	-	(633,984)

Non-Controlling Interest in Variable Interest Entity	-	-	662,108 (b)	662,108

Loss Before Provision for Income Taxes	(9,917,519)	(1,141,564)	(1,252,325)	(12,311,408)
Provision for Income Taxes	5,600	-	-	5,600

Net Loss	$(9,923,119)	$(1,141,564)	$(1,252,325)	$(12,317,008)

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 2005

Notes to Unaudited Pro Forma Consolidated Statements of Operations
for the Year Ended December 31, 2005

(a) Amortization of intangible assets for the year ended December 31, 2005.

(b) Elimination of net loss associated with non-primary beneficiary interest for the year ended December 31, 2005.

(c) Exhibits.

Number	Description
10.1	Membership Interest Purchase Agreement dated as of October 17, 2006 by and among Eagle Energy, LLC, Pacific Ethanol California, Inc. and Pacific Ethanol, Inc. (2)
10.2	Warrant to Purchase Common Stock dated October 17, 2006 issued to Eagle Energy, LLC by Pacific Ethanol, Inc. (2)
10.3	Registration Rights Agreement dated as of October 17, 2006 by and between Pacific Ethanol, Inc. and Eagle Energy, LLC (2)
10.4	Second Amended and Restated Operating Agreement of Front Range Energy, LLC among the members identified therein (as amended by Amendment No. 1 described below) (2)
10.5	Amendment No. 1, dated as of October 17, 2006, of the Second Amended and Restated Operating Agreement of Front Range Energy, LLC to Add a Substitute Member and for Certain Other Purposes (2)
10.6	Form of Non-Competition Agreement dated as of October 17, 2006 by and among Pacific Ethanol, Inc., Front Range Energy, LLC and each of the members of Eagle Energy, LLC (2)
10.7	Amendment to Amended and Restated Ethanol Purchase and Sale Agreement dated October 17, 2006 between Kinergy Marketing, LLC and Front Range Energy, LLC (2)
10.8	Amended and Restated Ethanol Purchase and Sale Agreement dated as of August 9, 2006 by and between Kinergy Marketing, LLC and Front Range Energy, LLC (1)
_________________________
(1)	Filed as an exhibit to the Registrant’s current report on Form 8-K for August 9, 2006 filed with the Securities and Exchange Commission on August 15, 2006.
(2)	Filed with the Securities and Exchange Commission on October 23, 2006 as an exhibit to the initial filing of this Report on Form 8-K and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2006	PACIFIC ETHANOL, INC.

	By:	/S/ CHRISTOPHER W. WRIGHT
Christopher W. Wright
Vice President, General Counsel & Secretary